EXHIBIT 99(a)

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD QUARTERLY RESULTS
—Net Income Rises 27%—

Paoli, PA, July 20, 2005 — AMETEK Inc. (NYSE: AME) today announced second quarter results that established quarterly records for sales, operating income, net income and diluted earnings per share.

AMETEK’s second quarter 2005 sales of $352.1 million were up 16% from the $303.9 million recorded in the second quarter of 2004. Operating income for the second quarter of 2005 was $60.8 million, up 28% from the second quarter of 2004. Net income of $35.2 million was up 27% from last year’s second quarter and diluted earnings per share were $.50 per share, up 25% over the same quarter of last year.

“Excellent internal growth, operational improvements and contributions from acquisitions drove AMETEK’s strong performance. As a result, we established records for sales and earnings, with group operating margins expanding 170 basis points,” commented Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

For the first half of 2005, AMETEK sales increased 15% to $686.1 million from $595.3 million in the same period of 2004. Operating income totaled $115.8 million, a 27% increase from $91.0 million earned in the first half of last year. Net income for the first half of 2005 was $67.2 million, up 28% from $52.3 million in the same period of 2004. Diluted earnings per share were up 25% to $.95 per share for the first half of 2005.

Electronic Instruments Group (EIG)
EIG’s second quarter 2005 sales were $191.4 million, up 20% from last year’s level of $159.5 million. Second quarter group operating income was up 44% to $40.2 million, versus $28.0 million in the same period of 2004. Group operating margins were 21.0%, up from 17.6% in the second quarter of 2004.

“EIG had a tremendous quarter,” noted Mr. Hermance. “Revenue for the Group was up 20% driven by strength in our aerospace and process businesses as well as contributions from acquisitions. Operating income jumped 44%, driven by the top-line strength and broad-based operating improvements.”

Electromechanical Group (EMG)
EMG’s sales of $160.7 million were up 11% from $144.4 million in the second quarter of 2004. Second quarter group operating income of $27.6 million was up 10%, versus $25.0 million reported for the same period of 2004. EMG’s operating income margin in the second quarter of 2005 was 17.2%, up 110 basis points sequentially and essentially unchanged from the second quarter of 2004.

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AMETEK ACHIEVES RECORD RESULTS

“EMG also had a strong quarter as good core growth, combined with the contribution from the Hughes-Treitler acquisition, resulted in double-digit sales and profit increases,” added Mr. Hermance.

2005 Outlook
“For 2005 we expect a low double-digit percentage increase in revenue on solid internal growth in each of our two groups and the full-year benefits from our SPECTRO, Taylor Hobson and Hughes-Treitler acquisitions,” commented Mr. Hermance. “We now expect 2005 earnings to be near the high end of our previous guidance range of $1.90 to $1.97 per diluted share.”

“For the third quarter of 2005 we expect a low double-digit percentage increase in sales from last year’s third quarter on internal growth in both segments and the contribution from the acquisitions of SPECTRO and Hughes-Treitler. We expect our earnings to be between $.48 and $.50 per diluted share, an increase of 14% to 19% over last year’s third quarter,” noted Mr. Hermance.

AMETEK Acquires SPECTRO Analytical Instruments

As previously announced, on June 13, 2005, AMETEK acquired SPECTRO Beteiligungs GmbH (“SPECTRO”), the holding company of SPECTRO Analytical Instruments GmbH & Co KG and its affiliates. SPECTRO is a leading global supplier of atomic spectroscopy analytical instrumentation. SPECTRO was acquired from an investor group led by German Equity Partners BV for approximately €80 million ($98 million). With its headquarters in Kleve, Germany, SPECTRO has annual sales of approximately €85 million ($104 million).

SPECTRO designs, manufactures, and services a broad array of atomic spectroscopic instrumentation used to analyze the elemental composition of solids and liquids. Using optical emission or energy dispersive x-ray fluorescence (ED-XRF) measurement techniques, SPECTRO’s instruments address the analysis requirements of a variety of end markets, including metal production and processing, environmental testing, hydrocarbon processing, aerospace, food processing, and pharmaceutical.

“We are very excited about the acquisition of SPECTRO,” commented Mr. Hermance. “SPECTRO is a highly differentiated business, which significantly expands our elemental analysis capabilities, bringing new technologies and market opportunities to AMETEK. With this acquisition, our high-end analytical businesses now total nearly $375 million in annual revenue.”

“SPECTRO holds a leading market position for metal analyzers, employing Arc/Spark optical emission spectrometry — a technique widely regarded as the most precise and reliable measurement for this market. SPECTRO’s Inductively Coupled Plasma (ICP) optical emission spectrometers also bring to AMETEK the capability to make analytical liquids analysis, opening new measurement opportunities for AMETEK, particularly for environmental testing. In addition, SPECTRO’s ED-XRF-based products complement those manufactured by our EDAX business, enabling AMETEK to supply a broader range of products to this very attractive market,” concluded Mr. Hermance.

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AMETEK ACHIEVES RECORD RESULTS

Conference Call
AMETEK, Inc. will Web cast its Second Quarter 2005 investor conference call on Wednesday, July 20, 2005, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com and at www.streetevents.com. To access the Web cast from ametek.com, click on “Investors” and a link will be provided to access the Web cast. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of $1.4 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales	$352,051	$303,917	$686,147	$595,340

Expenses:
Cost of sales, excluding depreciation	242,123	215,583	475,413	423,945
Selling, general and administrative	40,567	31,952	78,006	62,842
Depreciation	8,586	8,902	16,917	17,576
Total expenses	291,276	256,437	570,336	504,363

Operating income	60,775	47,480	115,811	90,977
Other income (expenses):
Interest expense	(7,702)	(6,724)	(15,334)	(13,135)
Other, net	(360)	289	(202)	(37)

Income before income taxes	52,713	41,045	100,275	77,805
Provision for income taxes	17,531	13,378	33,054	25,474

Net income	$35,182	$27,667	$67,221	$52,331

Diluted earnings per share	$0.50	$0.40	$0.95	$0.76

Basic earnings per share	$0.51	$0.41	$0.98	$0.78

Average common shares outstanding:
Diluted shares	70,644	68,914	70,461	68,783

Basic shares	69,075	67,569	68,889	67,373

Dividends per share	$0.06	$0.06	$0.12	$0.12

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT (Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales

Electronic Instruments	$191,356	$159,519	$372,277	$310,165
Electromechanical	160,695	144,398	313,870	285,175

Total Consolidated	$352,051	$303,917	$686,147	$595,340

Operating income

Electronic Instruments	$40,204	$28,011	$77,081	$54,132
Electromechanical	27,564	25,025	52,265	48,349

Total segments	67,768	53,036	129,346	102,481
Corporate and other	(6,993)	(5,556)	(13,535)	(11,504)

Total Consolidated	$60,775	$47,480	$115,811	$90,977

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$60,581	$48,975
Receivables, net	246,505	217,329
Inventories	179,876	168,523
Other current assets	30,882	27,113

Total current assets	517,844	461,940
Property, plant and equipment, net	202,047	207,542
Goodwill, net	664,988	601,007
Other intangibles, investments and other assets	173,602	149,863

Total assets	$1,558,481	$1,420,352

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$6,843	$49,943
Accounts payable and accruals	256,503	222,895

Total current liabilities	263,346	272,838
Long-term debt	485,814	400,177
Deferred income taxes and
other long-term liabilities	89,640	87,755
Stockholders’ equity	719,681	659,582

Total liabilities and stockholders’ equity	$1,558,481	$1,420,352